Exhibit 10.25

Summary of Compensatory Arrangements with Executive Officers

The compensation committee of the board of directors approved a schedule of the following fiscal year 2005 performance bonuses and fiscal year 2006 base salaries for each of our named executive officers:

Name and Principal Position	2005 Bonus	2006 Base Salary
Michael F. Neidorff Chairman and Chief Executive Officer	$1,000,000	$950,000
Joseph P. Drozda, Jr., M.D. Executive Vice President, Chief Medical Officer	$50,000	$395,000
James D. Donovan, Jr. Senior Vice President, Health Plans	$75,000	$400,000
William N. Scheffel Senior Vice President, Specialty Companies	$100,000	$425,000
Karey L. Witty Senior Vice President, Chief Financial Office, Secretary and Treasurer	$100,000	$400,000

The basis for awarding bonuses, if any, to the executive officers named above shall be determined in accordance with the provisions of their respective employment agreements.